Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 6, 2023, with respect to the consolidated financial statements of Cardiff Lexington Corp and Subsidiaries (the “Company”) as of and for the years ended December 31, 2022 and 2021, included in its Annual Report on Form 10-K. Our report contains an explanatory paragraph with respect to the Company’s ability to continue as a going concern and an emphasis of a matter paragraph with respect to a restatement of the 2021 financial statements.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

February 6, 2024